EXHIBIT 99.1


For release:  IMMEDIATELY

Contact:      Charles M. Johnston, Chief Financial Officer
              Commonwealth Bancorp, Inc.
              (610) 313-2189



            COMMONWEALTH BANCORP, INC. DECLARES CASH DIVIDEND
            -------------------------------------------------

Norristown, PA, June 20, 2000 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.11 per share of common stock. The dividend is payable on July 14, 2000, to shareholders of record at the close of business on June 30, 2000.

Commonwealth Bancorp, Inc., with consolidated assets of $1.9 billion, is the holding company for Commonwealth Bank, which has 62 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.